UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Homeland Energy Solutions, LLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF MEMBERS

THURSDAY, APRIL 9, 2015

To our Members:

The 2015 Annual Meeting of Members (the "2015 Annual Meeting") of Homeland Energy Solutions, LLC (the "Company") will be held on Thursday, April 9, 2015, at the Fredericksburg Community Center, 151 West Main Street, Fredericksburg, Iowa 50630. Registration and lunch for the 2015 Annual Meeting will begin at noon. The 2015 Annual Meeting will commence at approximately 1:00 p.m. The Company's board of directors (the "Board") encourages you to attend the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2015 MEMBER MEETING TO BE HELD ON THURSDAY, APRIL 9, 2015:

◦
This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting;

◦	The proxy statement, proxy card and annual report to members are available at www.homelandenergysolutions.com; and

◦
If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy by calling our office at (563) 238-5555 or toll free at (866) 238-7879, by written request to Homeland Energy Solutions, LLC at 2779 Highway 24, Lawler, IA 52154, by e-mail at info@homelandenergysolutions.com, or on our website at www.homelandenergysolutions.com on or before March 31, 2015, to facilitate timely delivery.

The purposes of the meeting are to: (1) Elect three directors to the Board; (2) Conduct an advisory vote on our executive compensation called "Say-on-Pay"; and (3) Transact such other business as may properly come before the 2015 Annual Meeting or any adjournments thereof.

Only members listed on the Company's records at the close of business on February 27, 2015 are entitled to notice of the 2015 Annual Meeting and to vote at the 2015 Annual Meeting and any adjournments thereof. For your proxy card to be valid, it must be RECEIVED by the Company no later than 5:00 p.m. local time on Wednesday, April 8, 2015.

All members are cordially invited to attend the 2015 Annual Meeting in person. However, to assure the presence of a quorum, the Board requests that you promptly sign, date and return a proxy card, whether or not you plan to attend the meeting. Proxy cards are available on the Company's website at www.homelandenergysolutions.com and may be printed by the members. No personal information is required to print a proxy card. If you wish to revoke your proxy card at the meeting and vote in person, you may do so by giving written notice to our CFO Dave Finke, prior to the commencement of the meeting. You may fax your completed proxy card to the Company at (563) 238-5557 or mail it to the Company at 2779 Highway 24, Lawler, IA 52154. If you need directions to the meeting, please contact the Company using the information listed above.
By order of the Board of Directors,

/s/ Patrick Boyle
Chairman of the Board
Lawler, Iowa
February 27, 2015

Homeland Energy Solutions, LLC
2779 Highway 24
Lawler, Iowa 52154

Proxy Statement
2015 Annual Meeting of Members
Thursday, April 9, 2015

SOLICITATION AND VOTING INFORMATION

The enclosed proxy is solicited by the board of directors (the "Board") of Homeland Energy Solutions, LLC (the "Company") for use at the annual meeting of members of the Company to be held on Thursday, April 9, 2015, and at any adjournment thereof (the "2015 Annual Meeting"). The 2015 Annual Meeting will be held at the Fredericksburg Community Center, 151 West Main Street, Fredericksburg, Iowa 50630. Registration and lunch will begin at noon and the meeting will commence at approximately 1:00 p.m. This solicitation is being made according to the SEC's Internet availability of proxy materials rules, however the Company may also use its officers, directors, and employees (without providing them with additional compensation) to solicit proxies from members in person or by telephone, facsimile or letter. Distribution of this proxy statement and the proxy card is scheduled to begin on or about February 27, 2015, at which time the proxy statement and proxy card will be available for printing and viewing at the Company's website (www.homelandenergysolutions.com).

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did I receive this proxy statement?

A:
The Board is soliciting your proxy to vote at the 2015 Annual Meeting because you were a member of the Company at the close of business on February 27, 2015, the record date, and are entitled to vote at the meeting.

Q:	When and where is the 2015 Annual Meeting?

A:
The 2015 Annual Meeting will be held on Thursday, April 9, 2015, at the Fredericksburg Community Center, 151 West Main Street, Fredericksburg, Iowa 50630. Registration and lunch will begin at noon. The 2015 Annual Meeting will commence at approximately 1:00 p.m.

Q:	What am I voting on?

A:
You are voting on the election of three directors to the Board. The nominees for the director election are Steve Core, Maurice Hyde, Christine Marchand, and Robert Savre. You are also being asked to provide an advisory vote on the Company's system of compensating its executive officers called a "Say-on-Pay."

Q:	How many votes do I have?

A:
On any matter which may properly come before the meeting, each member entitled to vote will have one vote for each membership unit owned of record by such member as of the close of business on February 27, 2015. For the director election, each open director seat is considered a separate matter so members will be able to vote for three nominees for each unit owned of record as of the record date. Pursuant to the requirements of the Company's Amended and Restated Operating Agreement dated April 4, 2013, as amended on December 19, 2013 (the "Operating Agreement"), any member entitled to directly appoint a director to the Board is precluded from voting in the general election of directors.

Q:	What is the Say-on-Pay vote?

A:
The Say-on-Pay vote is an advisory vote by the Company's members whereby the member can either endorse or not endorse the Company's system of compensating its executive officers. While the Say-on-Pay vote is not binding on the Board, the Board intends to take the vote into consideration in making future compensation awards to the Company's executive officers. The Company may also use the Say-on-Pay vote to engage members in a dialogue regarding the Company's system of compensating its executive officers.

Q:	What is the voting requirement to elect the directors and what is the effect of a withhold vote?

A:
In the election of directors, the three nominees receiving the greatest number of votes relative to the votes cast for their competitors will be elected, regardless of whether any individual nominee receives votes from a majority of the quorum. Members do not have cumulative voting rights. In the director election, because directors are elected by plurality vote, withheld votes will not be counted either FOR or AGAINST any nominee. Withheld votes will be included when counting units to determine whether a sufficient number of the voting membership units are represented to establish a quorum.

Q:	What is the voting requirement for the Say-on-Pay vote and what is the effect of an abstension?

A:
The advisory vote on executive compensation called the Say-on-Pay vote will be approved if the votes cast FOR the proposal exceed the votes cast AGAINST the proposal. A properly executed proxy card marked ABSTAIN with respect to the proposal will not be voted and will not count FOR or AGAINST the proposal. Abstentions with respect to this proposal are counted for purposes of establishing a quorum.

Q:	Do I have dissenters' rights?

A:
Pursuant to Section 6.19 of the Operating Agreement, members have no dissenters' rights. Dissenters' rights are generally the right of a security holder to dissent from and obtain the fair value for their securities in certain events, such as mergers, share exchanges, and certain amendments to a company's governance agreements.

Q:	How many membership units are outstanding?

A:
On February 27, 2015, the record date, there were 90,445 outstanding membership units. However, the Company and Steve Retterath signed an agreement in June 2013 pursuant to which the parties mutually agreed that the Company would repurchase and retire Mr. Retterath's entire interest in the Company.  Mr. Retterath subsequently refused to complete the repurchase by the August 1, 2013 closing date.  The Company believes that it has a binding agreement with Mr. Retterath and has filed a lawsuit against Mr. Retterath to require him to complete the membership unit repurchase.  Mr. Retterath contends he is not bound by the agreement.  The Company's position is that as of the closing date, Mr. Retterath is no longer the equitable owner of any membership units in the Company. Golden Grain Energy, LLC will also not be permitted to vote in the general director election since it is an "Appointing Member" pursuant to the Operating Agreement. This means that there may be 59,585 votes for the general election of directors and 64,585 votes for the Say-on-Pay Proposal at the 2014 Annual Meeting.

Q:	What constitutes a quorum?

A:
The presence of members holding 30% of the total outstanding membership units entitled to vote on the matters presented, or 17,876 membership units for the director election or 19,376 for the Say-on-Pay vote, constitutes a quorum. If you submit a properly executed proxy card, then you will be counted as part of the quorum.

Q:	How do I vote?

A:	Membership units can be voted only if the holder of record is present at the 2015 Annual Meeting, either in person or by proxy. You may vote using either of the following methods:

•
Proxy card. You may cast your votes by executing a proxy card for the 2015 Annual Meeting and submitting it to the Company prior to the 2015 Annual Meeting. Completed proxy cards must be RECEIVED by the Company by 5:00 p.m. local time on Wednesday, April 8, 2015 in order to be valid. The Company urges you to specify your choices by marking the appropriate boxes on your proxy card for the 2015 Annual Meeting. After you have marked your choices, please sign and date the proxy card and return it to the Company, either by mail at 2779 Highway 24, Lawler, Iowa 52154, or fax it to the Company at (563) 238-5557. If you sign and return the proxy card without specifying any choices, your membership units will be voted FOR Maurice Hyde and Christine Marchand and FOR Proposal Two — "Say-on-Pay." Your third vote in the director election will be withheld.

•	In person at the 2015 Annual Meeting. All members of record as of February 27, 2015 entitled to vote on the matters presented may vote in person at the 2015 Annual Meeting.

Q:	What can I do if I change my mind after I vote my units?

A:	You may revoke your proxy by:

•	Voting in person at the 2015 Annual Meeting;

•
Giving written notice of the revocation to Dave Finke, the Company's CFO at the Company's offices at 2779 Highway 24, Lawler, Iowa 52154 no later than 5:00 p.m. local time on Wednesday, April 8, 2015; or

•	Giving written notice of the revocation to the Company's CFO, Dave Finke, prior to the commencement of the 2015 Annual Meeting.

Q:	What happens if I mark too few or too many boxes on the proxy card?

A:
If you do not mark any choices on the proxy card, then the proxies will vote your units FOR the incumbent directors Maurice Hyde and Christine Marchand (and your third vote will be withheld) and FOR Proposal Two — Say-on-Pay. You may wish to vote for only one or two of the director nominee(s). In this case, your vote will only be counted for the director nominee(s) you have selected. If you mark contradicting choices on the proxy card, such as both FOR and WITHHOLD for a nominee or FOR and AGAINST Proposal Two — Say-on-Pay, your votes will not be counted with respect to the director nominee or proposal for which you marked contradicting choices. However, each fully executed proxy card will be counted for purposes of determining whether a quorum is present at the 2015 Annual Meeting.

Q:	Who may attend the 2015 Annual Meeting?

A:	All members as of the close of business on the record date may attend the 2015 Annual Meeting.

Q:	What is the record date for the 2015 Annual Meeting?

A:	The record date for the 2015 Annual Meeting is February 27, 2015.

Q:	Who will count the vote?

A:	The Company's Chief Financial Officer, David Finke, and Financial Assistant, Becky Woller, will act as inspectors of the election and will count the votes.

Q:	How do I nominate a candidate for election as a director at next year's annual meeting?

A:
The Company plans to hold director elections at next year's annual meeting. Nominations for director seats will be made by a nominating committee appointed by the Board. In addition, a member who is entitled to vote in the director election can nominate a candidate for director by following the procedures explained in Section 5.3(b) of the Operating Agreement. Section 5.3(b) of the Operating Agreement requires that written notice of a member's intent to nominate an individual for director must be given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not less than 120 calendar days prior to the one year anniversary of the date when the Company's proxy statement was released in connection with the previous year's annual meeting. Director nominations submitted pursuant to the provisions of the Operating Agreement must be submitted to the Company by October 30, 2015.

Q:	What is a member proposal?

A:
A member proposal is your recommendation or requirement that the Company and/or the Board take action, which you intend to present at a meeting of the Company's members. Your proposal should state as clearly as possible the course of action that you believe the Company should follow. If your proposal is included in the Company's proxy statement, then the Company must also provide the means for members to vote on the matter via the proxy card. The deadlines and procedures for submitting member proposals are explained in the following question and answer. The Company reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Q:	When are member proposals due for the 2016 annual meeting?

A:
In order to be considered for inclusion in next year's proxy statement, member proposals must be submitted in writing to the Company by October 30, 2015. The Company suggests that proposals for the 2016 annual meeting of the members be submitted by certified mail-return receipt requested.

Members who intend to present a proposal at the 2016 annual meeting of members without including such proposal in the Company's proxy statement, must provide the Company notice of such proposal no later than January 13, 2016. The Company reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

If the Company does not receive notice of a member proposal intended to be submitted to the 2016 annual meeting by January 13, 2016, the persons named on the proxy card accompanying the notice of meeting may vote on any such proposal in their discretion, provided the Company has included in its proxy statement an explanation of its intention with respect to voting on the proposal.

Q:	What is the effect of a broker non-vote?

A:
While we do not believe that any of our units are held in street name by brokers, broker non-votes, if any, will count for purposes of establishing a quorum at the 2015 Annual Meeting. A broker non-vote occurs when an individual owns units which are held in the name of a broker. The individual is the beneficial owner of the units, however, on the records of the Company, the broker owns the units. If the individual who beneficially owns the units does not provide the broker with voting instructions on non-routine matters, including the proposals presented at the 2015 Annual Meeting, this is considered a broker non-vote. For such non-routine matters, the broker cannot vote either way and reports the units as "non-votes." These broker non-votes function as abstentions under our governing documents.

Q:	Who is paying for this proxy solicitation?

A:
The entire cost of this proxy solicitation will be borne by the Company. The cost will include the cost of supplying necessary additional copies of the solicitation material for beneficial owners of membership units held of record by brokers, dealers, banks and voting trustees and their nominees and, upon request, the reasonable expenses of such record holders for completing the mailing of such material and report to such beneficial owners.

PROPOSAL ONE
ELECTION OF DIRECTORS

Eight elected and three appointed directors comprise the Board. The elected directors are divided into three classes. Three directors are to be elected by the members at the 2015 Annual Meeting and the terms of the remaining elected directors expire in either 2016 or 2017. Below is a chart showing when each elected director's term expires.

Year of Annual Meeting	Director Whose Term Expires
2015	Maurice Hyde
Christine Marchand
Bernard Retterath
2016	Patrick Boyle
Keith Eastman
Chad Kuhlers
2017	Randy Bruess
Mathew Driscoll

At the 2012 annual meeting, Maurice Hyde, Christine Marchand, and Bernard Retterath were elected to serve three-year terms until the 2015 Annual Meeting. At the 2013 annual meeting, Keith Eastman, Patrick Boyle, and Chad Kuhlers were elected to serve three-year terms until the 2016 annual meeting. At the 2014 annual meeting, Randy Bruess and Mathew Driscoll were elected to serve three-year terms until the 2017 annual meeting.

Our nominating committee has nominated Steven Core, Maurice Hyde, Christine Marchand, and Robert Savre as nominees for election at the 2015 Annual Meeting. Mr. Hyde and Ms. Marchand are incumbent directors. Mr. Core served on the Board between 2006 and 2009. Mr. Savre has not previously served on the Board. The nominating committee nominated each of the director nominees.

The following table contains certain information with respect to the nominees for election to the Board at the 2015 Annual Meeting:

Name and Principal Occupation	Age	Year First Became a Director	Term Expires
Steven Core, Retired/Consultant	65	—	—
Maurice Hyde, Retired	69	2010	2015
Christine Marchand, Chief Financial Officer	37	2010	2015
Robert Savre, Bank President	51	—	—

Biographical Information for Director Nominees

Steven Core, Nominee, Age 65. Mr. Core is recently retired from Fagen, Inc., which constructed the Company's ethanol plant. Mr. Core served as a Project Developer for Fagen, Inc. In the last five years, Mr. Core has served on the board of directors of Golden Grain Energy, LLC, Little Sioux Corn Processors, LLC, Heron Lake BioEnergy, LLC and Granite Falls Energy, LLC, each of which were publicly reporting companies within the last five years. Currently, Mr. Core serves on the board of directors of Lincolnland Agri-Energy, LLC, Husker Ag, LLC, CORN, LP and Little Sioux Corn Processors, LLC. Mr. Core was selected as a nominee based on his prior experience with the Company and his experience in the ethanol industry, including as a member of the board of directors of several publicly reporting companies.

Maurice Hyde, Vice-Chairman, Incumbent Director and Nominee, Age 69. Mr. Hyde has served as a director since our 2010 annual meeting. Mr. Hyde's current term expires on the date of our 2015 Annual Meeting. Mr. Hyde serves as the chairperson of our risk management committee. From 1978 until 2007, Mr. Hyde was the President and CEO of United Suppliers, Inc. of Eldora, Iowa. From 2007 until 2010, Mr. Hyde was a consultant for United Suppliers, Inc. assisting in the transition of the new CEO following Mr. Hyde's retirement. United Suppliers, Inc. is an agriculture wholesale and retail input company with distribution in 17 Midwest states with annual sales in excess of $1 billion and approximately 650 employees. Mr. Hyde is also a director of Hardin County Saving Bank, a private company, and the North Central Railroad, a private company. Mr. Hyde will serve as Vice-Chairman of the Board at the pleasure of the Board or until his earlier resignation, death or removal. Mr. Hyde was selected as a nominee based on his prior experience with the Company along with his experience in commodities and as a President and CEO.

Christine Marchand, Secretary, Incumbent Director and Nominee, Age 37. Ms. Marchand has served as a director since our 2010 annual meeting. Ms. Marchand's current term expires on the date of our 2015 Annual Meeting. Ms. Marchand serves on the audit committee. On December 15, 2008, the board of directors appointed Ms. Marchand as Treasurer/Chief Financial Officer of the Company pursuant to the Management Services Agreement with Golden Grain Energy, LLC. Ms. Marchand resigned as the Company's Treasurer/Chief Financial Officer as of January 1, 2010. Ms. Marchand serves as the Chief Financial Officer for Golden Grain Energy, LLC, where she has held that position since 2005. Prior to her employment at Golden Grain Energy, LLC, Ms. Marchand was the controller at Kiefer Built, LLC and was an accountant for a public accounting company. Ms. Marchand serves on the board of directors of Marchand Investments, Inc., a privately held company. Ms. Marchand will serve as Secretary of the Board at the pleasure of the Board or until her earlier resignation, death or removal. Ms. Marchand was selected as a nominee based on her prior experience with the Company along with her experience in the ethanol industry and her experience as a Chief Financial Officer of a publicly reporting company.

Robert Savre, Nominee, Age 51. Mr. Savre is the Community President at the New Hampton branch of the First Citizens National Bank. Mr. Savre has been employed at First Citizens National Bank since 1988. Mr. Savre manages the Alta Vista and New Hampton locations for First Citizens National Bank and primarily focuses on commercial and agricultural lending. Mr. Savre is also a farmer who sells corn to the Company. Mr. Savre currently serves on the AVExpress Convenience Store board of directors and previously served on Mercy Medical Community Board in New Hampton. Mr. Savre was selected as a nominee based on his banking and business experience.

Required Vote and Board Recommendation

Each member entitled to vote in the general election of directors may vote for three nominees for each unit the member owns. As indicated on the proxy card, if you do not mark any choices for directors on the proxy card, then your votes will be cast FOR Maurice Hyde and Christine Marchand (your third vote will be withheld). Withheld votes for director elections will not be counted either for or against any nominee because directors are elected by plurality vote, meaning that the persons receiving the greatest number of votes relative to the other nominees will be elected. If you mark only one or two choice(s) on the proxy card for the director election, the proxies will vote your units ONLY for the nominee(s) you have selected. If you mark contradicting choices on the proxy card, such as both FOR and WITHHOLD for a nominee, your votes will not be counted with respect to the director nominee(s) for whom you have marked contradicting choices. If any nominee should withdraw or otherwise become unavailable, which is not expected, such nominee's votes will be disregarded in determining which nominees received the greatest number of votes. Members who neither submit a proxy card nor attend the meeting will not be counted as either a vote for or against any nominee in the election of directors. Any member entitled to vote who submits a signed proxy card will be treated as present at the meeting for purposes of determining a quorum.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF MAURICE HYDE AND CHRISTINE MARCHAND.

Biographical Information for Non-nominee Directors

Patrick Boyle, Chairman, CEO, President and Director, Age 60. Mr. Boyle has served as a director since our inception and served as President and CEO since November 2014. Mr. Boyle also previously served as our Vice-President of Project Development until the ethanol plant was built. Mr. Boyle's current term expires on the date of our 2016 annual meeting. In addition to his service to the Company, Mr. Boyle has served as the Business Development Manager for Hawkeye REC, a local utility company from 2000 to the present. In the past he has been a consultant with the U.S. Foreign Aid Department in Russia organizing, structuring and forming agricultural cooperatives and free enterprise entities after the breakup of the collective farm system. Mr. Boyle serves on many local and state boards. Mr. Boyle will serve as Chairman of the Board, President and CEO at the pleasure of the Board or until his earlier resignation, death or removal.

Randy Bruess, Director, Age 53. Mr. Bruess has served as a director since our 2014 annual meeting. Mr. Bruess' current term expires on the date of our 2017 annual meeting. Mr. Bruess serves as a member of the risk management committee and serves on the nominating committee. Since 1982, Mr. Bruess has been employed by Art's Milling Service, Inc. in Protovin, Iowa. Mr. Bruess currently holds the position of General Manager at Art's Milling Service. Mr. Bruess also serves on the board of directors of Art's Milling Service.

Mathew Driscoll, Director, Age 35. Mr. Driscoll presently serves as a director of the Company and serves on the nominating, audit and the executive compensation committees. Mr. Driscoll was first elected to the Board at the Company's 2010 annual meeting and was re-elected at the Company's 2014 annual meeting. Mr. Driscoll's term expires at the Company's 2017 annual meeting. From 2001 until 2009, Mr. Driscoll was a financial adviser for Tuve Investments, Inc. of Waterloo, Iowa. In 2009, Mr. Driscoll first was employed by MidWestOne Financial Group of Cedar Falls Iowa from January 2009 until March 2009. Since June 2009, Mr. Driscoll has been employed by Christensen and Driscoll Financial Services, Inc. In each of his previous positions, Mr. Driscoll has provided financial investment advice to individuals and businesses. Mr. Driscoll also sits on the board of directors of Christensen and Driscoll Financial Services, Inc., a private company and on the board of directors of the Iowa Renewable Fuels Association, a private company.

Keith Eastman, Director, Age 77. Mr. Eastman has served as a director since our 2013 annual meeting. Mr. Eastman has been involved at various times as an owner and operator of Farmers Feed & Grain, an agricultural elevator located in Riceville, Iowa, since 1971. Mr. Eastman's current term expires on the date of the 2016 annual meeting. Mr. Eastman has previously served as a director and chairman of United Suppliers, Inc., a Midwest agricultural wholesale supply company in Eldora, Iowa. Mr. Eastman also serves on the board of directors of 1st Security Bank and Trust, a private company.

Chad Kuhlers, Director, Age 43. Mr. Kuhlers has served as a director of the Company since our inception. Mr. Kuhlers serves on the risk management committee. Mr. Kuhler's current term expires on the date of our 2016 annual meeting. In addition, Mr. Kuhlers served as our Plant Manager/Chief Operating Officer under the Management Services Agreement with Golden Grain Energy, LLC from December 2008 until our 2011 fiscal year when the Company assumed these responsibilities. Mr. Kuhlers has also been the Plant Manager/Chief Operating Officer for Golden Grain Energy, LLC since 2004. Prior to his employment with Golden Grain Energy, Mr. Kuhlers was the Operations Manager for the Koch Hydrocarbon's Medford, Oklahoma Fractionator from 1994 until 2004. Mr. Kuhlers has also been employed as a Project Engineer for Koch Refining Company in Corpus Christi, Texas. Mr. Kuhlers sits on the board of directors of CEK Investments, Inc., a private company.

Biographical Information for Appointed Directors

Leslie Hansen, Appointed Director, Age 61. Ms. Hansen has served as a director of the Company since her appointment by Golden Grain Energy, LLC in September 2011, pursuant to Golden Grain's right of appointment under Section 5.3(f) of the Operating Agreement. Ms. Hansen will serve indefinitely as a director on the Board at the pleasure of Golden Grain Energy, LLC for so long as it satisfies the conditions of Section 5.3(f) of the Operating Agreement. In addition to her service to the Company, Ms. Hansen also sits on the board of directors of Golden Grain Energy, LLC, a publicly reporting company. Ms. Hansen has served as the Vice President/CFO and on the board of directors of Precision of New Hampton, Inc. from 1986 to the present, where she performs managerial and financial duties. From 2002 to the present, Ms. Hansen has served as Vice President/CFO and on the board of directors of Hotflush, Inc., where she performs accounting and tax preparation duties. In addition, Ms. Hansen is the President and serves on the board of directors of Sizzle X, Inc., an investment firm located in New Hampton, Iowa.

Edward Hatten, Appointed Director, Age 68. Mr. Hatten has served as a director of the Company since he was appointed by Steve Retterath to the Board on June 17, 2013. Mr. Hatten previously served as Mr. Retterath's appointed director before his most recent appointment. The Company believes it has a binding agreement to repurchase Mr. Retterath's membership units in the Company and that Mr. Retterath is no longer the equitable owner of any membership units in the Company. However, the Company has allowed Mr. Hatten to continue to attend the Company's board meetings, without conceding that he is entitled to act as a director of the Company. Mr. Hatten has been retired for over five years following a career in the crop protection industry, where he owned and operated Northland Helicopters, Inc, headquartered in Stacyville, Iowa. Northland Helicopters offered pesticide protection services to area farmers and other agricultural producers.

Stephen Eastman, Appointed Director, Age 45. Mr. Eastman served as a director of the Company from our inception until our 2010 annual meeting. Mr. Eastman also served as our President from our inception through December 15, 2008, when the Company executed the Management Services Agreement with Golden Grain Energy, LLC. Effective April 17, 2013, Mr. Eastman was appointed by Steve Retterath to the Board. The Company believes it has a binding agreement to repurchase Mr. Retterath's membership units in the Company and that Mr. Retterath is no longer the equitable owner of any membership units in the Company. However, the Company has allowed Mr. Eastman to continue to attend the Company's board meetings, without conceding that he is entitled to act as a director of the Company. From 1987 to the present, Mr. Eastman has been the Manager/Owner of the family-owned Farmers Feed and Grain located in Riceville, Iowa. Mr. Eastman also operates a corn and soybean enterprise along with a 400 head cattle feedlot through the support and help of his family. Mr. Eastman serves on the boards of Farmers Feed and Grain, Inc., a private company, North Iowa Poultry, LLC, a private company and Lime Springs Beef, LLC, a private company.

Executive Officers and Significant Employees

David Finke, Chief Financial Officer, Age 40. On April 4, 2011, the Board appointed Mr. Finke as the Chief Financial Officer of the Company. Mr. Finke will serve as the Company's Chief Financial Officer indefinitely at the pleasure of the Board or until his earlier death, disability or resignation. Mr. Finke previously served as the plant controller for Flint Hills Resources from September 2010 until he was appointed Chief Financial Officer of the Company. Mr. Finke was also the plant controller for Hawkeye Growth from October 2008 until September 2010. From November 2007 until October 2008, Mr. Finke was Assistant Controller for Professional Insurance Planners and from May 2004 until November 2007, Mr. Finke was Controller for Fred Hoiberg's Clarion Auto Center. Mr. Finke also serves as a director of Renewable Products Marketing Group (RPMG), a private company.

Kevin Howes, Plant Manager, Age 44. Mr. Howes was hired as the Company's Operations Manager in November 2008. At the end of 2010, Mr. Howes was promoted to Plant Manager. Mr. Howes is responsible for all of the ethanol plant operations, including grain handling, product loadout, production, maintenance, and our laboratory. Mr. Howes supervises 32 of the Company's full time employees. Prior to his employment with the Company, from August 2007 until November 2008, Mr. Howes was the Senior Project Engineer for Best Energies in Madison, Wisconsin. Mr. Howes was in charge of business development and technical support for biodiesel operations and corn oil recovery systems. From January 2005 until August 2007, Mr. Howes was the Technical Manager of the Poet Biorefining ethanol plant in Coon Rapids, Iowa. Mr. Howes was responsible for plant operations including the production and laboratory staff of 20 full time employees. Mr. Howes will continue as the Company's Plant Manager at the pleasure of the Board.

Stan Wubbena, Commodity Manager/Vice-President, Age 61. Mr. Wubbena was hired as the Company's Commodity Manager in October 2008. Mr. Wubbena was named Vice-President on January 21, 2015. Mr. Wubbena is responsible for coordinating the purchase of all of the corn the Company uses to produce ethanol distiller's grains and corn oil. Prior to his employment with the Company, from March 1987 until October 2008, Mr. Wubbena was employed by Agri Grain Marketing/

AGRI Bunge in McGregor, Iowa as a Terminal Elevator Manager. In his position with AGRI Bunge, Mr. Wubbena was responsible for managing the grain facility, purchasing grain and hedging grain. The facility that Mr. Wubbena managed purchased approximately 35-44 million bushels of grain per year. Mr. Wubbena will continue as the Company's Commodity Manager and Vice-President at the pleasure of the Board.

PROPOSAL TWO
Advisory Vote on Executive Compensation Called Say-on-Pay

The Company believes that our compensation policies and procedures are reasonable based on the size and complexity of the Company and are strongly aligned with the long-term interests of our members. Congress passed a law that requires publicly reporting companies to present to their members an advisory vote on the company's executive compensation program. We urge you to read the "EXECUTIVE COMPENSATION" section of this proxy statement, including the Company's Compensation Discussion and Analysis section, for details on the Company's executive compensation, including the Company's compensation philosophy and objectives and the 2014 compensation of our executive officers. This advisory member vote, commonly known as "Say-on-Pay," gives you as a member the opportunity to endorse or not endorse our executive officer compensation program and policies through the following resolution:

"RESOLVED, that the members endorse the compensation of the Company's executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained under the caption "EXECUTIVE COMPENSATION" of this proxy statement."

Because your vote is advisory, it will not be binding on the Board. However, the Board will take into account the outcome of the vote when considering future executive compensation arrangements. We believe the "Say-on-Pay" proposal demonstrates our commitment to achieving a high level of total return for our members.

This proposal will be approved if the votes cast FOR the proposal exceed the votes cast AGAINST the proposal, regardless of whether either alternative receives a vote from a majority of the members represented at the 2015 Annual Meeting.

THE BOARD RECOMMENDS THAT YOU VOTE FOR ENDORSEMENT OF THE COMPENSATION OF OUR EXECUTIVE OFFICERS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("SEC"). Each of the members of the Company who beneficially own 5% or more of the Company's units has sole voting and sole investment power for all units beneficially owned by that member. Each of our 5% owners can be contacted at the Company's address, Homeland Energy Solutions, LLC, 2779 Highway 24, Lawler, Iowa 52154.

The Company and Steve Retterath, who is listed below as a 5% or more owner, signed an agreement in June 2013 pursuant to which the parties mutually agreed that the Company would repurchase and retire Mr. Retterath's entire interest in the Company.  Mr. Retterath subsequently refused to complete the repurchase by the August 1, 2013 closing date.  The Company believes that it has a binding agreement with Mr. Retterath and has filed a lawsuit against Mr. Retterath to require him to complete the membership unit repurchase.  Mr. Retterath contends he is not bound by the agreement.  The Company's position is as of the closing date, Mr. Retterath is no longer the equitable owner of any membership units in the Company, but until the court has a chance to rule on this and the other issues raised in the litigation, the Company will accept Mr. Retterath's proxy card or allow him to vote in person at the 2015 Annual Meeting on any matters presented for which he is entitled to vote, without conceding that he is entitled to vote or that he has any equitable interest in the Company.

As of February 27, 2015, the following members beneficially owned 5% or more of our outstanding units, subject to the Company's position with respect to Mr. Retterath as set forth above:

Title of Class	Name of Beneficial Owners	Amount of Beneficial Ownership of Units	Percent of Class
Units	Steve Retterath	25,860	28.59%
Units	Golden Grain Energy, LLC	5,000	5.53%

SECURITY OWNERSHIP OF MANAGEMENT

Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote, a person named in the table below has sole voting and sole investment power for all units beneficially owned by that person. Each of our directors, nominees, and executive officers can be contacted at the Company's address, Homeland Energy Solutions, LLC, 2779 Highway 24, Lawler, Iowa 52154.

As of February 27, 2015, members of the Board, nominees and certain of our named executive officers own units as follows:

Title of Class	Name of Beneficial Owners	Amount of Beneficial Ownership of Units	Percent of Class
Units	Patrick Boyle, Director and President	150	*
Units	Randy Bruess, Director (1)	105	*
Units	Steve Core, Nominee	100	*
Units	Mathew Driscoll, Director(2)	25	*
Units	Keith Eastman, Director	150	*
Units	Steve Eastman, Appointed Director (3)	612	*
Units	David Finke, Chief Financial Officer	—	—
Units	Leslie Hansen, Appointed Director (4)	2,078	2.30%
Units	Edward Hatten, Appointed Director (5)	50	*
Units	Kevin Howes, Plant Manager(6)	12	*
Units	Maurice Hyde, Director and Nominee(7)	100	*
Units	Chad Kuhlers, Director (8)	100	*
Units	Christine Marchand, Director and Nominee(9)	25	*
Units	Robert Savre, Nominee	170	*
Units	Bernard Retterath, Director (10)	575	*
Units	Walter Wendland, Former Chief Executive Officer (11)	100	*
Units	Stan Wubbena, Commodity Manager and Vice-President (12)	67	*
	Totals:	4,419	4.89%

(*) Indicates that the membership units owned represent less than 1% of the outstanding units.
(1) Mr. Bruess jointly owns these 100 units with his spouse. Mr. Bruess shares investment and voting power with respect to these 100 units with his spouse.
(2) Mr. Driscoll jointly owns these 25 units with his spouse and mother. Mr. Driscoll shares investment and voting power with respect to these 25 units with his spouse and his mother.
(3) Mr. Eastman is appointed by Steve Retterath. The Company is currently challenging in court Mr. Retterath's right to appoint directors to the Board as described above.
(4) Ms. Hansen beneficially owns 980 units through Sizzle X, Inc. with her spouse, 1,103 units through Precision Employee Investment Fund, and 50 units jointly with her spouse.
(5) Mr. Hatten is appointed by Steve Retterath. The Company is currently challenging in court Mr. Retterath's right to appoint directors to the Board as described above.
(6) Mr. Howes jointly owns these 12 units with his spouse. Mr. Howes shares investment and voting power with respect to these 12 units with his spouse.
(7) Mr. Hyde jointly owns these 100 units with his spouse. Mr. Hyde shares investment and voting power with respect to these 100 units with his spouse.
(8) Mr. Kuhlers beneficially owns 100 units through his ownership of CEK Investments, Inc. Mr. Kuhlers shares voting and investment power with respect to these 100 units with his spouse.
(9) Ms. Marchand owns 25 units through Marchand Investments, Inc. with her spouse. Ms. Marchand shares voting and investment power with respect to these 25 units with her spouse.
(10) Mr. Retterath owns 25 units individually and 550 units jointly with his spouse. Mr. Retterath shares voting and investment power with respect to these 550 units with his spouse.
(11) Mr. Wendland owns 100 units jointly with his spouse. Mr. Wendland shares voting and investment power with respect to these 100 units with his spouse.

(12) Mr. Wubbena beneficially owns the 17 units which are owned by his spouse. Mr. Wubbena shares voting and investment power with respect to these 17 units with his spouse.

BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

The Board generally meets once per month. The Board held twelve regularly scheduled and one special meeting during the fiscal year ended December 31, 2014. Each director attended at least 75% of the meetings of the Board and committees of the Board during the fiscal year ended December 31, 2014 during the time each served on the Board.

The Board does not have a formalized process for holders of membership units to send communications to the Board. The Board feels this is reasonable given the accessibility of our directors. Members who wish to communicate with the Board are free to do so by contacting a director. The names of our directors and their phone numbers are listed on the Company's website at www.homelandenergysolutions.com or are available by calling the Company's office at (563) 238-5555.

The Board does not have a policy with regard to director attendance at annual meetings. Last year, all of the directors attended the Company's annual meeting. Due to this high attendance record, it is the view of the Board that such a policy is unnecessary.

Director Independence

During our 2014 fiscal year, all of our directors and director nominees were independent, as defined by NASDAQ Rule 5605(a)(2) with the exception of Patrick Boyle as he has served as an executive officer since November 2014. In evaluating the independence of our directors and nominees, we considered the following factors as set forth in NASDAQ Rule 5605(a)(2): (i) the business relationships of our directors and nominees; (ii) positions our directors and nominees hold with other companies; (iii) family relationships between our directors and nominees and other individuals involved with the Company; (iv) transactions between our directors/nominees and the Company; and (v) compensation arrangements between our directors/nominees and the Company.

Board Leadership Structure and Role In Risk Oversight

The Company is managed by a management team which oversees each area of our operations in which such manager has expertise. Our management team consists of our Commodities Manager/Vice-President, our Plant Manager and our Chief Financial Officer. The Chairman of our Board is currently serving as President/Chief Executive Officer and is responsible for coordinating the management efforts of our three managers. The Board has determined that its leadership structure is effective to create checks and balances between the executive officers of the Company and the Board. The Board is actively involved in overseeing all material risks that face the Company, including risks related to changes in commodity prices. The Board administers its oversight functions by reviewing the operations of the Company, by overseeing the executive officers' management of the Company, and through its risk management committee.

Code of Ethics

The Board has adopted a Code of Ethics that sets forth standards regarding matters such as honest and ethical conduct, compliance with the law, and full, fair, accurate, and timely disclosure in reports and documents that we file with the SEC and in other public communications. The Code of Ethics applies to all of our employees, officers, and directors, including our Chief Executive Officer and Chief Financial Officer. The Code of Ethics is available free of charge on written request to Homeland Energy Solutions, LLC, 2779 Highway 24, Lawler, Iowa 52154.

Audit Committee

The Company has a separately-designated standing audit committee. The audit committee of the Board operates under a charter adopted by the Board in February 2009. A copy of the audit committee charter is available on the Company's website, www.homelandenergysolutions.com. Under the charter, the audit committee must have at least three members. Our audit committee members are Christine Marchand (Chairperson), Patrick Boyle, Mathew Driscoll and Leslie Hansen. The audit committee held four meetings during the Company's 2014 fiscal year. Each of the members of the audit committee attended at least 75% of the audit committee meetings.
The audit committee is exempt from the independence listing standards because our securities are not listed on a national securities exchange or listed in an automated inter-dealer quotation system of a national securities association or to issuers of such securities. Our audit committee charter requires a majority of our audit committee to be "independent" in accordance with the definition provided for in such charter, and under such definition, all members of our audit committee are independent. All of our audit committee members are independent within the definition of independence provided by NASDAQ rules 5605(a)(2) and 5605(c)(2) with the exception of Patrick Boyle as he has served as an executive officer since November 2014. The Board has determined that Christine Marchand qualifies as an audit committee financial expert based on her prior education and position as the Chief Financial Officer of a publicly reporting company.
Audit Committee Report

The audit committee delivered the following report to the Board on February 25, 2015. The following report of the audit committee shall not be deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the report by reference in any such document.

The audit committee reviews the Company's financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process. The Company's independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited financial statements to generally accepted accounting principles. The committee reviewed and discussed with management the Company's audited financial statements as of and for the fiscal year ended December 31, 2014. The committee has discussed with McGladrey LLP, its independent registered public accounting firm, the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees. The committee has received from the independent registered public accounting firm written disclosures regarding the auditors' independence required by Public Company Accounting Oversight Board and the Independence Rule 3526, Communications with Audit Committees Concerning Independence, and has discussed with the independent registered public accounting firm, the independent registered public accounting firm's independence. The committee has considered whether the provision of services by the Company's independent registered public accounting firm, not related to the audit of the financial statements referred to above and to the reviews of the interim financial statements included in the Company's Forms 10-Q, are compatible with maintaining the Company's independent registered public accounting firm's independence.

Based on the reviews and discussions referred to above, the audit committee recommended to the Board that the audited financial statements referred to above be included in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2014.

Audit Committee
Christine Marchand, Chair
Patrick Boyle
Mathew Driscoll
Leslie Hansen

Independent Registered Public Accounting Firm

The audit committee selected McGladrey LLP as the independent registered public accounting firm for the fiscal year ended December 31, 2015. A representative of McGladrey LLP is expected to be present at the 2015 Annual Meeting to respond to appropriate questions from the members and will have an opportunity to make a statement if they desire.

Audit Fees
The aggregate fees billed to the Company by the independent registered public accounting firm, McGladrey LLP, during our 2014 and 2013 fiscal years are as follows:

Category	Fiscal Year	Fees
Audit Fees(1)	2014	$81,607
	2013	77,500
Audit-Related Fees	2014	—
	2013	—
Tax Fees	2014	44,475
	2013	15,440
All Other Fees(2)	2014	—
	2013	17,150

(1)    Audit fees consist of fees for services rendered related to the Company's fiscal year end audits and quarterly reviews.
(2)    All other fees includes fees billed for planning and consulting services.

Prior to engagement of the principal independent registered public accountants to perform audit services for the Company, the principal accountant was pre-approved by our audit committee pursuant to Company policy requiring such approval.

100% of all audit services, audit-related services and tax-related services were pre-approved by our audit committee.

Nominating Committee

The Board appointed Matthew Driscoll (Chair), Randy Bruess, David Sovereign and Willis Hansen to the nominating committee. The nominating committee held one meeting to nominate candidates for the 2015 Annual Meeting. Each member of the nominating committee attended at least 75% of the nominating committee meetings.
The nominating committee oversees the identification and evaluation of individuals qualified to become directors and nominates the director nominees for each annual meeting of the members. The major responsibilities of the nominating committee are to:

•	Identify, recruit and evaluate candidates for open director positions on the Board, including incumbent directors;

•	Make recommendations to the Board concerning the composition of the Board, including its size and qualifications for membership;

•	Develop a nomination process for director candidates;

•	Annually nominate candidates to run for election or re-election to the Board; and

•	Present to the Board, as necessary, candidates to fill vacancies on the Board.

The following list represents the types of criteria the nominating committee takes into account when identifying and evaluating potential nominees:

•	Agricultural, business, legal, technical/engineering, accounting and financial background and experience;

•	Community or civic involvement;

•	Independence from the Company (i.e. free from family, material business or professional relationships with the Company);

•	Lack of potential conflicts of interest with the Company;

•	A candidate's reputation for integrity, good judgment, commitment and willingness to consider matters with objectivity and impartiality; and

•
Specific needs of the Board relative to any particular candidate so that the overall composition of the Board reflects a mix of talents, experience, expertise and perspectives appropriate to the Company's circumstances.

The nominating committee operates under a charter adopted by the Board in March 2013. A copy of the nominating committee charter is available on the Company's website at www.homelandenergysolutions.com. The nominating committee does not have a policy for receiving nominations for director positions from the Company's members. The Company believes this is reasonable because the Operating Agreement provides a procedure for the members to nominate individuals to stand for election as directors. The nominating committee is exempt from the independence listing standards because the Company's securities are not listed on a national securities exchange or listed in an automated inter-dealer quotation system of a national securities association or to issuers of such securities. Each member of the nominating committee is independent under the NASDAQ definition of independence. The nominating committee does not have a formal policy regarding consideration of diversity in identifying director nominees, however, any member may nominate a director nominee pursuant to the procedures described below.

The Board and nominating committee personally solicited nominations for individuals to stand for election at the 2015 Annual Meeting and notified the members that the nominating committee was accepting applications in the Company's newsletter. The Company, through the nominating committee, received the names of nine potential nominees from the members and the nominating committee nominated four of these potential nominees to stand for election at the 2015 Annual Meeting.

Member Nominations for the 2016 Annual Meeting

Nominations for Director Positions

Notice of member nominations for the election of directors for the 2016 annual meeting must be submitted in writing to the Company by October 30, 2015, either by personal delivery or by United States Mail, postage prepaid, to the Secretary of the Company. The Company suggests that nominations for the 2016 annual meeting of the members be submitted by certified mail-return receipt requested.

The notice of member nominations must contain: (i) the name and address of the member who intends to make the nomination; (ii) a representation that the member is a holder of units of the Company entitled to vote at the annual meeting and intends to appear personally or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (iv) a description of all arrangements or understandings between the member and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the member; (v) such other information regarding each nominee proposed by the member as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; (vi) the consent of each nominee to serve as a director of the Company if so elected; and (vii) a nominating petition signed and dated by the holders of at least five percent (5%) of our outstanding units that clearly sets forth the proposed candidate as a nominee of the director's seat to be filled at the next election of directors. If a presiding officer at a meeting of the members determines that a nomination is not made in accordance with this procedure, the officer must declare that the nomination was defective and therefore must be disregarded. In addition, the Company may require any proposed nominee to furnish such other information that may be reasonably required to determine the eligibility of such nominee to serve as a director of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We engaged in the following transactions with related parties during our fiscal year ended December 31, 2014:

Management Services Agreement with Golden Grain Energy, LLC

Golden Grain Energy, LLC ("Golden Grain") is currently the owner of 5,000 membership units, or 5.53% of the Company's outstanding units. On December 15, 2008, the Company entered into a Management Services Agreement with Golden Grain for the purpose of sharing certain management employees, which agreement was amended and restated on December 15, 2011. Pursuant to the Management Services Agreement, the Company agreed to split the costs of certain management employees with Golden Grain in an effort to reduce our administrative overhead costs. The total costs that the Company incurred under the Management Services Agreement for fiscal year 2014 was approximately $46,000. The Management Services Agreement was terminated in May 2014.

Grain Purchases Farmers Feed & Grain Company

Steve and Keith Eastman manage Farmers Feed & Grain Company, Inc. from which the Company had purchases of corn and miscellaneous materials of approximately $4,187,000 during our 2014 fiscal year. Both Steve and Keith Eastman serve on the Board. The Company could not determine the amount of Steve Eastman's or Keith Eastman's individual interest in the transactions listed above without unreasonable expense. The Company believes that these purchases from Farmers Feed & Grain Company were on terms no less favorable than the Company could have received from independent third parties.

Art's Milling Service

Randy Bruess is the General Manager of Art's Milling Service, Inc. from which the Company purchases corn. The Company purchased approximately $3,504,000 worth of corn during our 2014 fiscal year. Mr. Bruess serves on the Board. The Company could not determine the amount of Mr. Bruess' individual interest in the transactions listed above without unreasonable expense. The Company believes that these purchases from Art's Milling Service, Inc. were on terms no less favorable than the Company could have received from independent third parties.

Related Party Transaction Review Policies and Procedures

The Board reviews and/or ratifies all transactions with related parties, as that term is defined by Item 404 of SEC Regulation S-K, or any transaction in which related persons have an indirect interest. The Operating Agreement includes a written policy that requires that any such related transaction be made on terms and conditions which are no less favorable to the Company than if the transaction had been made with an independent third party. Further, the Operating Agreement requires our directors to disclose any potential financial interest in any transaction being considered by the Board. The Company is not aware of any related party transactions that were approved during the Company's 2014 fiscal year which did not comply with this policy.

Family Relationships

Keith Eastman is the father of Steve Eastman. Both Keith and Steve Eastman serve on the Board.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The following individuals were part of our management team for our fiscal year ended December 31, 2014: Walter Wendland served as our Chief Executive Officer, David Finke served as our Chief Financial Officer, Kevin Howes served as our Plant Manager, and Stan Wubbena served as our Commodity Manager. Walter Wendland served as our Chief Executive Officer until November 2014 and was not a member of our management team at the end of our 2014 fiscal year. Our current, Chief Executive Officer, Patrick Boyle, only receives compensation for his service as a member of the Board and does not receive any compensation specifically as a result of his position as our Chief Executive Officer. Further, the Management Services Agreement with Golden Grain was terminated in May 2014 which previously governed the compensation due to our Chief Executive Officer. Throughout this proxy statement, these individuals are referred to as the "executive officers." As discussed below, the Company sets the compensation paid to the executive officers.

Executive Compensation Committee

In April 2010, we established an executive compensation committee. Mathew Driscoll (Chair), Patrick Boyle, Keith Eastman, Leslie Hansen and Ed Hatten sit on our executive compensation committee. Each member of the executive compensation committee is independent under the NASDAQ definition of independence with the exception of Patrick Boyle as he has served as an executive officer since November 2014. The executive compensation committee believes this is reasonable since Mr. Boyle's compensation is tied to his service as a member of the Board and not through his position as our CEO. The compensation committee operates under a charter adopted by the Board in March 2013. A copy of the executive compensation committee charter is available on the Company's website at www.homelandenergysolutions.com. The compensation committee participates in benchmarking surveys and uses this information to establish compensation for the Company's employees, including the executive officers. During our 2014 fiscal year, the executive compensation committee held three meetings, and each member of the committee attended at least 75% of the meetings.
The executive compensation committee has responsibility for establishing, implementing and regularly monitoring adherence to the Company's compensation philosophy and objectives. The executive compensation committee considers compensation paid to the Company's employees, subject to the terms of the Management Services Agreement described above.

The executive compensation committee is responsible for exploring compensation arrangements for our executive officers, including determining whether compensation paid to our executive officers is competitive with other companies in our industry.

The executive compensation committee of the Board has responsibility for establishing, implementing and regularly monitoring adherence to the Company's compensation philosophy and objectives. The executive compensation committee ensures that the total compensation paid to the executive officers is fair, reasonable and competitive.

The executive compensation committee:

(1)	establishes and administers a compensation policy for the executive officers;

(2)	reviews and approves the compensation policy for all of our employees other than executive officers;

(3)	reviews and monitors our financial performance as it affects our compensation policies or the administration of those policies;

(4)	reviews and monitors our succession plans;

(5)	approves awards to employees pursuant to our incentive compensation plans; and

(6)	approves modifications in the employee benefit plans with respect to the benefits salaried employees receive under such plans.

All of the committee's actions are reported to the Board and, where appropriate, submitted to the Board for ratification. From time to time, the compensation committee may delegate to the Chief Executive Officer the authority to implement certain decisions of the committee, to set compensation for lower executive officers, including the Company's Chief Financial Officer, Plant Manager and Commodity Manager, or to fulfill administrative duties.

Compensation Philosophy and Objectives

Our compensation programs are designed to achieve the following objectives:

•	Attract, retain and motivate highly qualified and talented executives who will contribute to the Company's success by reason of their ability, ingenuity and industry;

•	Link compensation realized to the achievement of the Company's short and long-term financial and strategic goals;

•	Align management and member interests by encouraging long-term member value creation;

•	Maximize the financial efficiency of the compensation program from tax, accounting, cash flow and dilution perspectives; and

•	Support important corporate governance principles and comply with best practices.

To achieve these objectives, the executive compensation committee expects to implement and maintain compensation plans that tie a portion of the executives' overall compensation to the Company's financial performance.

Management Services Agreement

On December 15, 2008, we entered into a Management Services Agreement with Golden Grain Energy, LLC ("Golden Grain"). The purpose of this agreement was to share certain management resources between the Company and Golden Grain. Pursuant to the terms of the Management Services Agreement, the Company was obligated to reimburse Golden Grain for certain employee expenses related to our former Chief Executive Officer, Walter Wendland. The Management Services Agreement was terminated in May 2014.

Executive Compensation

During our 2014 fiscal year, our Executive Compensation Committee reviewed the compensation paid to the Company's management employees. We expect our Executive Compensation Committee to perform this evaluation approximately annually. The performance of each management employee whose compensation is set by the Company was discussed by the Board. The Board received input and salary recommendations from our Chief Executive Officer regarding the management employees that report to him. In addition, the Board received input and salary recommendations from our Plant Manager regarding the performance of the management employees that report to him. Following these reports and recommendations, the Board approved the salaries of the Company's management employees.

Compensation Components

Base Salary

Base salaries for the executive officers which are employed by the Company are established based on the scope of their roles, responsibilities, experience levels and performance, and taking into account competitive market compensation paid by comparable companies for similar positions. Base salaries are reviewed approximately annually, and may be adjusted from time to time to realign salaries with market levels after taking into account individual performance and experience.

Executive Compensation Plan

Certain members of the Company's management team, including the Company's Chief Financial Officer, Dave Finke, Plant Manager, Kevin Howes, and Commodity Manager/Vice-President, Stan Wubbena, (the "Management Team") participate in our Executive Compensation Plan. Our former Chief Executive Officer, Walter Wendland, participated in the Executive Compensation Plan in prior years but was not eligible to participate for our 2014 fiscal year since he did not serve as an officer during our entire 2014 fiscal year as required by the plan. Further, our current Chief Executive Officer, Patrick Boyle, does not participate in the Executive Compensation Plan. This Executive Compensation Plan was adopted by the Company effective as of January 1, 2011 and was amended in December 2014. The plan provides for an annual bonus to be paid to the Management Team based on the Company's net income and subject to certain reductions based on contingencies in the Executive Compensation Plan, as amended.

Net Income Bonus

Pursuant to the Executive Compensation Plan, the Company will pay to the Management Team an annual bonus equal to 1% of the Company's net income, provided that the Company's net income is greater than 10% of the total amount of capital that was invested in the Company, less amounts paid by the Company to redeem its membership units. The net income bonus may be decreased by up to 50% in the event that the Company experiences a lost time accident during the fiscal year in which the net income bonus is accrued, and up to 100% if the Company experiences two or more lost time accidents during any fiscal year in which the net income bonus is accrued. Further, the net income bonus may be reduced by up to 100% on an individual basis for violations of the Company's employee handbook or based on performance issues identified by the Board. Further, in the event the other employees of the Company do not receive a bonus in any fiscal year, up to 100% of the net income bonus will be forfeited by the Management Team. The executive compensation committee may establish performance goals for the Management Team and in the event the Management Team fails to meet these performance goals, the net income bonus may be reduced by up to 100%.

One-half of the net income bonus is paid shortly after the end of the fiscal year in which the net income bonus is accrued and the rest of the net income bonus is paid 25% one year later and the final 25% two years later. In the event a member of the Management Team ceases employment with the Company prior to the time when any portion of the net income bonus vests, the unvested portion of the net income bonus will lapse.

In the event a member of the Management Team continues employment with the Company for a period of five years, the entire amount of the net income bonus will be vested at the time the net income bonus is awarded. Further, any unvested portion of the net income bonus will immediately vest in the event the Company experiences a change in control as defined in the Executive Compensation Plan.

The one-half of the net income bonus that immediately vests is divided equally between the members of the Management Team. The portion of the net income bonus that vests over a period of two years is divided between the members of the Management Team based on their relative base salaries.

Members of the Management Team may elect to defer all or any portion of the net income bonus in any year. If a member of the Management Team elects to defer payment of any portion of the net income bonus, such deferral shall be for five years. Members of the Management Team may re-defer payment of the net income bonus after the initial deferral period has expired.

For our 2014 fiscal year, the net income bonus was paid to our Chief Financial Officer, David Finke, our Plant Manager, Kevin Howes, and our Commodity Manager/Vice-President, Stan Wubbena. The Company believes that the net income bonus is reasonable as it ties the bonus paid to these management employees and executive officers to the financial success of the Company and is easily quantified by the Company.

The Company paid an annual bonus for its 2014 fiscal year of $442,655, of which approximately $373,051 was paid in cash and approximately $69,604 was subject to the two year vesting period. The Company paid an annual bonus for its 2013 fiscal year of approximately $285,000, of which approximately $142,500 was paid in cash and approximately $142,500 was subject to the two year vesting period. For our fiscal year ended 2013, the Company had a small net profit which did not trigger a bonus under the net income bonus plan. However, the executive compensation committee elected to pay a bonus to the executive officers of approximately $31,000 outside of the net income bonus plan. This bonus was paid one-half to the member of the management team immediately and the other one-half was subject to vesting over a two-year period, with 25% being paid each year.

The table belows shows the dates on which the net income bonus that was awarded for our 2014 fiscal year will be vested for the Management Team and the amount that will be vested for each of our participating executive officers. The net income bonus will be paid by the Company within a reasonable time after the vesting date.

	VESTING DATES AND AMOUNTS FOR 2014 NET INCOME BONUS
Participant	December 31, 2014	December 31, 2015	December 31, 2016	TOTAL
David Finke	$98,654	$34,802	$34,802	$168,258
Kevin Howes	140,000	—	—	140,000
Stan Wubbena	198,521	—	—	198,521

The table belows shows the dates on which the net income bonus that was awarded for our 2013 fiscal year will be vested for the Management Team and the amount that will be vested for each of our participating executive officers. The net income bonus will be paid by the Company within a reasonable time after the vesting date.

	VESTING DATES AND AMOUNTS FOR 2013 NET INCOME BONUS
Participant	December 31, 2013	December 31, 2014	December 31, 2015	TOTAL
David Finke	$40,742	$14,525	$14,525	$69,792
Kevin Howes	40,742	21,854	21,854	84,450
Stan Wubbena	40,742	20,467	20,467	81,676

Benefits and Perquisites

We do not provide any material executive perquisites. We have no supplemental retirement plans or pension plans and we have no intentions of implementing any such plans in our 2014 fiscal year. Stan Wubbena, our Commodities Manager/Vice-President is provided a truck by the Company, the use of which is valued at $7,500 per year.

No Pension Benefit Plan

We offer no pension benefit plans to our executive officers.

Change in Control Agreements

On February 25, 2013, the Company executed Change in Control Agreements (the "Agreements") with three members of its senior management team, David Finke, Stan Wubbena and Kevin Howes. The Agreements provide for the payment of two years' salary and provision of other benefits to these members of the Company's senior management team in the event they are dismissed without cause after the Company experiences a material change in the Company's ownership or management as defined by the Agreements. The purpose of the Agreements is to provide an incentive for these members of our senior management team to maintain their employment with the Company and preserve management continuity in the event the Company experiences a change in control. If the Company does not experience a change in control or if these senior managers maintain their employment with the Company after a change in control, no payments will be made pursuant to the Agreements. Further, if we were to experience a change in control, any un-vested net income bonus awards would immediately vest pursuant to our Executive Compensation Plan.

Accounting and Tax Treatment of Awards

None of our executive officers, directors, or employees receives compensation in excess of $1,000,000 and therefore the entire amount of their compensation is deductible by the Company as a business expense. Certain large executive compensation awards are not tax deductible by companies making such awards. None of our compensation arrangements are likely to reach this cap in the foreseeable future.

Compensation Committee Interlocks and Insider Participation

None of the members of the executive compensation committee is or has been an employee of the Company. Patrick Boyle serves as our Chief Executive Officer but he is not an employee of the Company. Further, Mr. Boyle is compensated by the Company based on his service as a member of the Board and is not independently compensated due to his position as the Company's Chief Executive Officer. The Company believes it is reasonable to include Mr. Boyle on the executive compensation committee because the committee does not set Mr. Boyle's compensation. There are no interlocking relationships between the Company and other entities that might affect the determination of the compensation of our executive officers.

Executive Compensation Committee Report

The executive compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the executive compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

    Executive Compensation Committee
Mathew Driscoll, Chair
Patrick Boyle
Keith Eastman                                                        Leslie Hansen
Ed Hatten

Summary Compensation Table

The following table sets forth all compensation paid or payable by the Company during the last three fiscal years to our Chief Executive Officer, Chief Financial Officers, Plant Manager, and Commodity Manager. However, Walter Wendland was employed by Golden Grain Energy, LLC. The table below shows the total base salary of Walter Wendland paid by Golden Grain Energy, LLC during fiscal years 2013 and 2012. For fiscal year 2014, we are presenting the amount actually paid by the Company for Mr. Wendland's services. Pursuant to the terms of the Management Services Agreement, the Company was only responsible for paying half of the total salary, benefits and other costs of any shared managers during the term of the Management Services Agreement. The footnote to the Summary Compensation Table lists the Company's reimbursement obligations with respect to the Management Services Agreement. David Finke, Kevin Howes and Stan Wubbena were employees of the Company and 100% of their compensation was paid by the Company. As of December 31, 2014, none of our directors or executive officers had any options, warrants, or other similar rights to purchase securities of the Company.

		Annual Compensation
Name and Position	Fiscal Year	Salary	Bonus(1)	Other	Total Compensation
Patrick Boyle, Chairman/CEO(2)	2014	$21,600	$—	$—	$21,600
Walter Wendland, Former CEO(3)	2014	92,865	—	175,000	267,865
	2013	218,875	49,273	—	268,148
	2012	217,649	6,643	—	224,292
David Finke, CFO(4)	2014	115,000	168,258	—	283,258
	2013	110,000	69,792	—	179,792
	2012	95,000	5,799	—	100,799
Kevin Howes, Plant Manager(5)	2014	175,500	140,000	—	315,500
	2013	165,500	84,450	—	249,950
	2012	157,500	9,615	—	167,115
Stan Wubbena, Commodity Manager(6)	2014	165,000	198,521	—	363,521
	2013	155,000	81,677	—	236,677
	2012	147,500	9,004	—	156,504
(1) A portion of each executive officer's annual bonuses is subject to vesting over a two year period.

(2) Mr. Boyle is not compesated for his services as CEO. Mr. Boyle's compensation disclosed above for our 2014 fiscal year is the compensation he received for his service as Chairman of the Board.
(3) The Company reimbursed Golden Grain approximately $47,000 during our 2014 fiscal year, $139,000 during our 2013 fiscal year and $119,000 during our 2012 fiscal year for Mr. Wendland's services pursuant to the Management Services Agreement. Mr. Wendland's bonuses in fiscal years 2013 and 2012 were in part subject to vesting. Mr. Wendland was paid $175,000 in full compensation for all amounts due pursuant to his independent contractor agreement and pursuant to a release of all claims by Mr. Wendland.
(4) David Finke was appointed Chief Financial Officer as of April 4, 2011. Mr. Finke's bonuses in fiscal years 2014, 2013 and 2012 were in part subject to vesting.
(5) Mr. Howe's bonuses in fiscal years 2013 and 2012 were in part subject to vesting.
(6) Mr. Wubbena's bonuses in fiscal years 2013 and 2012 were in part subject to vesting.

DIRECTOR COMPENSATION

In April 2010, the Company started providing compensation to its directors who attend monthly board meetings. Starting in July 2012, the director compensation rates were increased from $1,000 per month to $1,300 per month with the Chairman of the Board's compensation increasing from $1,500 per month to $1,800 per month. Directors are paid a monthly fee, regardless of the number of meetings they attend. Directors are entitled to one excused and paid absence per year.

		Annual Compensation
Name	Fiscal Year	Fees Earned or Paid in Cash	All Other Compensation	Total Compensation
Patrick Boyle	2014	$21,600	$—	$21,600
Randy Bruess(1)	2014	11,700	—	11,700
Mathew Driscoll	2014	16,600	—	16,600
Keith Eastman	2014	15,600	—	15,600
Steve Eastman	2014	15,600	—	15,600
Leslie Hansen	2014	15,600	—	15,600
Edward Hatten	2014	15,600	—	15,600
Maurice Hyde	2014	20,600	—	20,600
Chad Kuhlers	2014	15,600	—	15,600
Christine Marchand	2014	20,600	—	20,600
Bernard Retterath	2014	15,600	—	15,600
Robert Sieracki(1)	2014	3,900	—	3,900
(1) Mr. Bruess and Mr. Sieracki each only served as directors for a portion of our 2014 fiscal year.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations from our officers and directors, all Section 16(a) filings were made during the Company's 2014 fiscal year.

ANNUAL REPORT AND FINANCIAL STATEMENTS

The Company's annual report to the Securities and Exchange Commission on Form 10-K, including the financial statements and the notes thereto, for the fiscal year ended December 31, 2014, accompanies this proxy statement.

These proxy materials are being delivered pursuant to the Internet Availability of Proxy Materials rules promulgated by the SEC. The Company will provide each member solicited a printed or e-mail copy of the Proxy Statement, Proxy Card and Annual Report on Form 10-K without charge within three business days of receiving a written request. Members should direct any requests for a printed or e-mail copy of the proxy materials as follows: (i) by calling our office at (563) 238-5555 or toll free at (866) 238-7879; (ii) by written request to Homeland Energy Solutions, LLC at 2779 Highway 24, Lawler, Iowa 52154; (iii) by e-mail at info@homelandenergysolutions.com; or (iv) on our website at www.homelandenergysolutions.com on or before March 31, 2015, to facilitate timely delivery. The Company will provide each member solicited a copy of the exhibits to the Annual Report on Form 10-K upon written request and payment of specified fees. The 2014 Annual Report on Form 10-K complete with exhibits and the Proxy Statement are also available from the SEC at 6432 General Green Way, Mail stop 0-5, Alexandria, VA 22312-2413, by e-mail at foiapa@sec.gov or fax at (703) 914-2413 or through the EDGAR database available from the SEC's Internet site (www.sec.gov).

The Securities and Exchange Commission has approved a rule governing the delivery of annual disclosure documents. The rule allows the Company to send a single Notice of Internet Availability of Proxy Materials to any household at which two or more members reside unless the Company has received contrary instructions from one or more member(s). This practice, known as "householding," is designed to eliminate duplicate mailings, conserve natural resources and reduce printing and mailing costs. Each member will continue to receive a separate proxy card. If you wish to receive a separate Notice of Internet Availability of Proxy Materials than that sent to your household, either this year or in the future, you may contact the Company by telephone at (563) 238-5555; by e-mail at info@homelandenergysolutions.com; or by written request at Homeland Energy Solutions, LLC at 2779 Highway 24, Lawler, Iowa 52154 and the Company will promptly send you a separate Notice of Internet Availability of Proxy Materials. If members of your household receive multiple copies of our Notice of Internet Availability of Proxy Materials, you may request householding by contacting the Company by telephone at (563) 238-5555 or by written request to Homeland Energy Solutions, LLC at 2779 Highway 24, Lawler, Iowa 52154.

HOMELAND ENERGY SOLUTIONS, LLC        Vote by Mail or Facsimile:
2015 Annual Meeting - Thursday, April 9, 2015        1) Read the Proxy Statement
For Unit Holders as of February 27, 2015            2) Check the appropriate boxes on the proxy card below
Proxy Solicited on Behalf of the Board of Directors    3) Sign and date the proxy card
4) Return the proxy card by mail to 2779 Highway 24,
Lawler, Iowa 52154 or via fax to (563) 238-5557.

PROPOSAL ONE: ELECTION OF THREE DIRECTORS **You may vote for three (3) nominees**

	For	Withhold	PLEASE INDICATE YOUR SELECTION BY
Steven Core	☐	☐	FIRMLY PLACING AN "X" IN THE
Maurice Hyde, Incumbent	☐	☐	APPROPRIATE BOX WITH BLUE OR
Christine Marchand, Incumbent	☐	☐	BLACK INK
Robert Savre	☐	☐

PROPOSAL TWO: EXECUTIVE COMPENSATION CALLED SAY-ON-PAY (NON-BINDING ADVISORY VOTE).

For     ☐        Against     ☐        Abstain     ☐

By signing this proxy card, you appoint Leslie Hansen and Matthew Driscoll, jointly and severally, each with full power of substitution, as proxies to represent you at the 2015 Annual Meeting of the members to be held on Thursday, April 9, 2015, at the Fredericksburg Community Center, 151 West Main Street, Fredericksburg, Iowa 50630, and at any adjournment thereof, on any matters coming before the meeting. Registration for the meeting and lunch will begin at noon. The 2015 Annual Meeting will commence at approximately 1:00 p.m. Please specify your choices by marking the appropriate boxes above. The proxies cannot vote your units unless you sign and return this card. For your proxy card to be valid, it must be RECEIVED by the Company by 5:00 p.m. local time on Wednesday, April 8, 2015.

This proxy, when properly executed, will be voted in the manner directed herein and authorizes the proxies to take action in their discretion upon other matters that may properly come before the 2015 Annual Meeting. If you do not mark any boxes, your units will be voted FOR Maurice Hyde and Christine Marchand (with the third vote withheld) and FOR Proposal Two - Say-on-Pay. If you choose only one or two nominee(s), then the proxies will vote your units only for the nominee(s) you chose. If you mark contradicting choices on the proxy card, such as both FOR and WITHHOLD for a nominee or FOR and AGAINST Proposal Two, your votes will not be counted with respect to the nominee or proposal for which you marked contradicting choices. However, each fully executed proxy card will be counted for purposes of determining whether a quorum is present at the 2015 Annual Meeting.

Signature: ______________________________	Joint Owner Signature: ______________________________

Print Name: ____________________________	Print Joint Owner Name: _____________________________

Date: __________________________________	Date: _____________________________________________

Number of Units Held: ____________________

Please sign exactly as your name appears above. Joint owners must both sign. When signing as attorney, executor, administrator, trustee or guardian, please note that fact.